Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Matt Matejka	28601 Clemens Road
	Senior Director, Investor Relations	Westlake, OH 44145, USA
440.597.8495
Matthew.Matejka@nordson.com

Nordson Corporation Completes Acquisition of Contrinex, Expanding its Industrial Sensing and Automation Portfolio

Westlake, Ohio, USA – October 23, 2026 – Nordson Corporation (Nasdaq: NDSN) today announced that it has acquired Contrinex, a global technology leader in high-performance sensors supporting factory automation and related solutions. The acquisition complements Nordson’s test and inspection portfolio, adding leading technology in harsh-environment and miniature precision-positioning applications.

“We are excited to welcome Contrinex’s nearly 500 employees into the Nordson family. Their differentiated sensor technology complements our test and inspection portfolio, particularly our growth focus on factory automation and control solutions,” said Srini Subramanian, executive vice president, Nordson Advanced Technology Solutions. “This acquisition signifies further progress on our Nordson Ascend Strategy to achieve top-tier growth through differentiated technologies with leading margins and returns. We look forward to applying the NBS Next growth framework and investing in Contrinex’s greatest opportunities for profitable growth, while also scaling their product offering across our global customer base.”

Contrinex, headquartered in Corminboeuf, Switzerland, generates approximately $50 million in annual revenue. Its technology portfolio includes inductive position sensors, photoelectric position sensors, and smart measurement sensors with integrated logic. The acquisition increases Nordson’s exposure to attractive industrial automation trends, supported by the growing adoption of sensing technologies that enable factory automation, machine control, and smart manufacturing. Contrinex will be integrated into Nordson’s Advanced Technology Solutions segment.

Exhibit 99.1
Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serve global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com or www.linkedin.com/company/nordson-corporation.